Exhibit 3.2

FIRST AMENDMENT TO THE BY-LAWS

OF

MONARCH ENERGY HOLDING, INC.

This First Amendment to the By-laws (this “First Amendment”) of Monarch Energy Holding, Inc., a Missouri corporation (the “Company”), is adopted as of May 23, 2018 by unanimous consent of the Board of Directors of the Company.

WHEREAS, the Board of Directors adopted the By-laws of Monarch Energy Holding, Inc. as of July 5, 2017 (the “Original Bylaws”);

WHEREAS, pursuant to approval of the sole shareholder of the Company and the Board of Directors, on May 23, 2018, the Company filed an amendment to its Articles of Incorporation to change its name from “Monarch Energy Holding, Inc.” to “Evergy, Inc.”; and

WHEREAS, pursuant to Article XII of the Original Bylaws, the Board of Directors desires to amend the Original By-laws to the reflect such name change.

NOW, THEREFORE, the Board of Directors hereby amends the Original By-laws to change the name of the Company from “Monarch Energy Holding, Inc.” to “Evergy, Inc.” Except as modified by this First Amendment, the Original By-laws shall remain unchanged and in full force and effect.